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                                 PROMISSORY NOTE
                                 ---------------

     New Energy Company of Indiana Limited Partnership ("Borrower") promises to pay to the order of New Energy Corporation of Indiana ("Lender") the principal sum of Five Million Seven Hundred Eighty Thousand Five Hundred Eighty-Two and 95/100 Dollars ($5,780,582.95) plus accrued interest on the unpaid principal balance as provided for in this Promissory Note ("Note").

     Simple interest will be calculated at the rate of eight and one-half percent (8 1/2%) per annum. Interest shall accrue beginning August 1, 1987. All principal and accrued interest under this Note shall be due and payable on or before sixty (60) days after the delivery of Lender's written demand for payment.

     In the event of delinquency or default of the payment due on this Note, interest shall then be payable at the rate of ten and one-half percent (10 1/2%) per annum until the default has been removed. Attorney fees of Lender, if incurred because of a default, shall be paid by Borrower.

     In the event of default of the required payment under this Note, the entire unpaid principal, interest and any other obligations ("Indebtedness") may be collected by appropriate procedure and no delay or failure by Lender or its successors in interest to exercise any right or remedy shall release the liability of Borrower on this Note.

     Prepayment of any amounts due under this Note may be made at any time without penalty. Payment shall be made to Lender at 3201 West Calvert, Post Office Box 2289, South Bend, Indiana 46680-2289 or wherever Lender may direct in writing.

     Payments shall be applied first to any unpaid interest, second to any other unpaid debt on account on this Note, and third to the unpaid principal of this Note until paid in full.

     The Indebtedness evidenced by this Note is subordinate to Borrower's indebtedness to Great American Insurance Company under a Loan and Security Agreement dated August 23, 1996 ("Loan Agreement") and the United States of America under the Amended and Restated Loan Restructuring Agreement dated December 31, 1991 ("Restructuring Agreement"). The Indebtedness can be paid only in accordance with the terms of the Restructuring Agreement and the Loan Agreement.

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     This Note is now signed to be effective December 31, 1996.

                                                   BORROWER

                                       NEW ENERGY COMPANY OF INDIANA
                                       LIMITED PARTNERSHIP

                                       By:  /s/ Larry W. Singleton
                                            -------------------------
                                            Larry W. Singleton, President of
                                            New Energy Corporation of Indiana,
                                            General Partner






This instrument was prepared by Richard L. Mintz, Roemer and Mintz, 1400 Society Bank Building, South Bend, Indiana 46601.

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